EXHIBIT 11


               INTERRA FINANCIAL AND SUBSIDIARIES
              COMPUTATION OF NET EARNINGS PER SHARE
       (Unaudited, in thousands, except per-share amounts)
                                    Three Months ended  March 31,
                                    -----------------------------
                                          1997         1996
                                    -----------------------------
PRIMARY EARNINGS PER SHARE:
 Net earnings                           $15,755      $15,080
                                         ======       ======
Average number of common and common
equivalent shares outstanding:
 Average common shares outstanding       12,213       12,081
 Stock options                              732          403
 Shares credited to deferred
  compensation plan participants            172           59
                                         ------       ------
                                         13,117       12,543
                                         ======       ======
Primary earnings per share                $1.20        $1.20
                                         ======       ======

EARNINGS PER SHARE ASSUMING
 FULL DILUTION:
 Net earnings                           $15,755      $15,080
                                         ======       ======
Average number of common and common
equivalent shares outstanding:
 Average common shares outstanding       12,213       12,081
 Stock options                              732          417
 Shares credited to deferred
  compensation plan participants            172           59
                                         ------       ------
                                         13,117       12,557
                                         ======       ======

Fully diluted earnings per share          $1.20        $1.20
                                         ======       ======

